                        COMMERCIAL FEDERAL CORPORATION               Exhibit 11

                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARES:
-----------------------------------------------------------------------------------------------
                                                                    Three Months Ended
                                                                       September 30,
                                                             ----------------------------------
                                                                  1997               1996
-----------------------------------------------------------------------------------------------
Net income (loss)                                              $  17,108,299      $  (4,049,927)
                                                               =============      =============
-----------------------------------------------------------------------------------------------

PRIMARY:
--------

Weighted average common shares outstanding                        21,571,349         21,821,275
Add shares applicable to stock options using average
   market price                                                      389,605            292,554
                                                               -------------      -------------
Total average common and common equivalent
    shares outstanding                                            21,960,954         22,113,829
                                                               =============      =============

Net income (loss) per common and common equivalent share       $         .78      $        (.18)
                                                               =============      =============
-----------------------------------------------------------------------------------------------

FULLY DILUTED (1):
------------------

Weighted average common shares outstanding                        21,571,349         21,821,275
Add shares applicable to stock options using the
   period-end market price if higher than average
   market price and other dilutive factors                           427,276            321,942
                                                               -------------      -------------
Total average common and common equivalent
   shares outstanding assuming full dilution                      21,998,625         22,143,217
                                                               =============      =============

Net income (loss) per common share assuming full dilution      $         .78      $        (.18)
                                                               =============      =============

-----------------------------------------------------------------------------------------------

(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3.0%.